Exhibit 99.1

INNOSPEC REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Strong revenue growth in Fuel Specialties and Oilfield Services

Operating income up 14 percent; Excellent cash generation reduces net debt to 0.1x EBITDA

GAAP diluted EPS up 45 percent; Adjusted non-GAAP EPS up 17 percent

Dividend for full year increased by 15 percent

Englewood, CO – November 5, 2019 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2019. At the same time, the Company announced that it has declared a semi-annual dividend of $0.52 per common share for the second half of 2019, which will be paid on November 27, 2019 to shareholders of record as of November 19, 2019. This brings the annual dividend to $1.02 per share, a 15 percent increase over 2018.

Total net sales for the third quarter were $371.9 million, up 2 percent from the $363.1 million reported in the corresponding quarter last year. Net income for the quarter was $30.1 million, or $1.22 per diluted share, compared to $20.6 million, or $0.84 per diluted share, recorded for the same period a year ago. EBITDA for the quarter was $51.1 million compared to $44.7 million in the third quarter a year ago.

Results for this quarter include several special items, which are summarized in the table below. Excluding these special items, adjusted non-GAAP EPS was $1.40 per diluted share, compared to $1.20 per diluted share a year ago. Innospec closed the quarter with net debt of $22.7 million, down substantially from $54.8 million at the end of the second quarter. Cash generation in the quarter was excellent, with net cash provided by operating activities of $40.0 million before capital expenditures and software capitalization totaling $6.8 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2019			Quarter ended September 30, 2018
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$37.8	$30.1	$1.22	$30.4	$20.6	$0.84

Amortization of acquired intangible assets	4.6	3.6	0.15	4.7	3.7	0.15
Foreign currency exchange losses	0.5	0.4	0.02	2.5	1.7	0.07
Adjustment of income tax provisions	—	0.3	0.01	—	(0.6)	(0.02)
Restructuring charge	—	—	—	4.8	3.9	0.16

	5.1	4.3	0.18	12.0	8.7	0.36

Adjusted non-GAAP amounts	$42.9	$34.4	$1.40	$42.4	$29.3	$1.20

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“We are reporting some very good results this quarter against a backdrop of negative messages from many in our industry. At times like this, we believe that our balanced portfolio of businesses allows us to take advantage of positive trends in some sectors, while dealing with challenging market conditions. Overall, we have delivered a further 17 percent improvement in adjusted non-GAAP EPS.”

“Fuel Specialties had an excellent quarter with further sales in the marine business adding to good growth in our traditional markets. A particularly rich product mix this quarter also delivered margins at the high end of our expected range.”

“The markets served by our Performance Chemicals business saw reduced demand in the face of global trade disputes and government policies. With these headwinds, our business has performed reasonably well. Although revenues are down this quarter, gross margins continue to improve in line with our objectives. We have a number of opportunities which make us feel optimistic that we will have a stronger fourth quarter, but the market conditions for 2020 remain unpredictable.”

“Oilfield Services once again performed extremely well, improving revenue by 17 percent and continuing its recent track record of margin improvement. This performance was impressive, given the volatile state of the underlying market. We believe that customers continue to find that the combination of our excellent technology and service levels brings tangible benefits to their operations. We have also seen our first sales in our differentiated DRA (drag reduction agents) technology, which is part of our strategy intended to reduce the cyclical nature of this business.”

“Revenues in Octane Additives were as anticipated, with the completion of an order for $6.5 million during the quarter. The prognosis for this business remains unchanged.”

Net sales in Fuel Specialties for the quarter were $144.1 million, a 7 percent increase from $134.9 million last year. Volume growth of 12 percent, which benefitted from a stronger aviation contribution, was partly offset by a negative price/mix impact of 3 percent and an adverse currency impact of 2 percent. Gross margins in the segment were 37.5 percent, towards the higher end of our expected range, moving up by 1.3 percentage points compared to the same period last year. Operating income for the quarter was $31.1 million, up 8 percent from last year’s $28.8 million.

In Performance Chemicals, net sales of $99.9 million were down 13 percent on last year, driven by volume reduction of 7 percent, a negative price/mix impact of 3 percent and an adverse currency impact of 3 percent. The segment’s gross margin improved to 22.6 percent in the quarter, up from 22.0 percent in the same period last year. Operating income of $9.3 million for the quarter was down 25 percent compared to the $12.4 million recorded a year ago.

Sales in Oilfield Services were $121.4 million, up 17 percent on the $104.2 million recorded in the same period last year, mainly driven by positive customer activity in the North American markets. Gross margins of 33.9 percent were unchanged from the second quarter but up from 32.1 percent in the third quarter of 2018, largely as a result of a favorable sales mix. Operating income of $10.0 million in the quarter was up 43 percent on the $7.0 million reported in the same period last year.

In Octane Additives, net sales for the quarter were $6.5 million, with the current small order being fulfilled as expected. Operating income of $0.8 million was down compared to the $2.7 million recorded a year ago.

Corporate costs were $13.0 million and within our expected range, up from $12.7 million a year ago. The effective tax rate for the quarter was 20.4 percent compared to 32.2 percent in 2018 as a consequence of the geographical location of taxable profits.

Net cash provided by operating activities in the quarter was $40.0 million, compared to $34.8 million a year ago. As of September 30, 2019, Innospec had $110.3 million in cash and cash equivalents, and total debt of $133.0 million, further strengthening our balance sheet and moving our net debt to approximately 0.1x EBITDA.

Mr. Williams concluded,

“These are complex times for the chemical industry. We face headwinds from trade disputes, uncertain government policies causing slower growth in many downstream applications. However, we continue to successfully develop new technologies and provide excellent service to customers which has allowed us to outpace the market.”

“The performance of our businesses has also delivered excellent cash flow in the quarter, which has further reduced our leverage with net debt to EBITDA now standing at around 0.1x.”

“I am delighted that the Board has decided to once again increase our dividend to $1.02 for the full year– making an annual increase of 15 percent. We have increased our dividend every six months since its inception six years ago.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange losses, adjustment of income tax provisions and restructuring charge. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2018, Innospec’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, the quarter ended June 30, 2019 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30		Nine Months Ended September 30
(in millions, except share and per share data)	2019	2018	2019	2018
Net sales	$371.9	$363.1	$1,122.6	$1,081.9
Cost of goods sold	(252.8)	(252.1)	(774.6)	(763.6)

Gross profit	119.1	111.0	348.0	318.3

Operating expenses:
Selling, general and administrative	(71.2)	(64.7)	(214.9)	(197.8)
Research and development	(9.7)	(8.1)	(27.0)	(25.1)
Restructuring charge	—	(4.8)	—	(4.8)

Total operating expenses	(80.9)	(77.6)	(241.9)	(227.7)

Operating income	38.2	33.4	106.1	90.6
Other income/(expense), net	1.0	(1.2)	5.1	4.3
Interest expense, net	(1.4)	(1.8)	(4.1)	(5.3)

Income before income taxes	37.8	30.4	107.1	89.6
Income taxes	(7.7)	(9.8)	(26.0)	(25.0)

Net income	$30.1	$20.6	$81.1	$64.6

Earnings per share:
Basic	$1.23	$0.84	$3.31	$2.65
Diluted	$1.22	$0.84	$3.28	$2.63
Weighted average shares outstanding (in thousands):
Basic	24,491	24,419	24,476	24,399
Diluted	24,715	24,597	24,700	24,580

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2019	2018	2019	2018
Net sales:
Fuel Specialties	$144.1	$134.9	$433.4	$412.5
Performance Chemicals	99.9	114.8	322.7	357.7
Oilfield Services	121.4	104.2	358.1	292.1
Octane Additives	6.5	9.2	8.4	19.6

	371.9	363.1	1,122.6	1,081.9

Gross profit/(loss):
Fuel Specialties	54.1	48.8	154.5	141.8
Performance Chemicals	22.6	25.3	73.2	74.5
Oilfield Services	41.2	33.5	120.4	93.5
Octane Additives	1.2	3.4	(0.1)	8.5

	119.1	111.0	348.0	318.3

Operating income/(loss):
Fuel Specialties	31.1	28.8	88.1	80.7
Performance Chemicals	9.3	12.4	33.8	34.2
Oilfield Services	10.0	7.0	27.9	14.1
Octane Additives	0.8	2.7	(1.9)	6.5
Corporate costs	(13.0)	(12.7)	(41.8)	(40.1)

	38.2	38.2	106.1	95.4
Restructuring charge	—	(4.8)	—	(4.8)

Total operating income	$38.2	$33.4	$106.1	$90.6

	Schedule 2B

NON-GAAP MEASURES	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2019	2018	2019	2018
Net income	$30.1	$20.6	$81.1	$64.6
Interest expense, net	1.4	1.8	4.1	5.3
Income taxes	7.7	9.8	26.0	25.0
Depreciation and amortization:
Fuel Specialties	0.9	1.0	2.8	2.9
Performance Chemicals	5.0	4.9	14.6	14.6
Oilfield Services	4.3	4.2	13.1	12.7
Octane Additives	0.3	0.3	0.9	0.9
Corporate costs	1.4	2.1	4.0	6.3

EBITDA	51.1	44.7	146.6	132.3

EBITDA:
Fuel Specialties	32.0	29.8	90.9	83.6
Performance Chemicals	14.3	17.3	48.4	48.8
Oilfield Services	14.3	11.2	41.0	26.8
Octane Additives	1.1	3.0	(1.0)	7.4
Corporate costs	(11.6)	(10.6)	(37.8)	(33.8)

	50.1	50.7	141.5	132.8
Restructuring charge	—	(4.8)	—	(4.8)
Other income/(expense), net	1.0	(1.2)	5.1	4.3

EBITDA	$51.1	$44.7	$146.6	$132.3

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2019	December 31, 2018
Assets

Current assets:
Cash and cash equivalents	$110.3	$123.1
Trade and other accounts receivable	296.5	279.7
Inventories	251.4	248.0
Prepaid expenses	8.9	11.6
Prepaid income taxes	6.0	1.5
Other current assets	0.2	—

Total current assets	673.3	663.9

Net property, plant and equipment	195.0	196.4
Goodwill	360.5	364.9
Operating lease right-of-use assets	33.8	—
Other intangible assets	118.4	136.3
Deferred tax assets	8.3	8.8
Pension asset	100.7	95.9
Other non-current assets	4.4	7.2

Total assets	$1,494.4	$1,473.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$106.1	$126.8
Accrued liabilities	159.5	132.1
Current portion of long-term debt	—	21.4
Current portion of finance leases	1.2	1.8
Current portion of plant closure provisions	3.9	5.9
Current portion of accrued income taxes	15.0	8.6
Current portion of operating lease liabilities	11.0	—

Total current liabilities	296.7	296.6
Long-term debt, net of current portion	131.2	186.2
Finance leases, net of current portion	0.6	1.5
Plant closure provisions, net of current portion	45.3	43.6
Accrued income taxes, net of current portion	36.2	40.0
Unrecognized tax benefits, net of current portion	14.9	14.0
Operating lease liabilities, net of current portion	22.8	—
Deferred tax liabilities	47.2	48.2
Pension liabilities and post-employment benefits	15.4	15.7
Other non-current liabilities	1.9	2.1
Equity	882.2	825.5

Total liabilities and equity	$1,494.4	$1,473.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
(in millions)	2019	2018
Cash Flows from Operating Activities

Net income	$81.1	$64.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	36.3	37.9
Deferred taxes	(0.1)	2.4
Cash contributions to defined benefit pension plans	(0.4)	(0.8)
Non-cash movements on defined benefit pension plans	(4.7)	(3.2)
Stock option compensation	4.9	3.0
Changes in working capital	(14.9)	(66.7)
Movements in accrued income taxes	(0.4)	(6.4)
Movements in plant closure provisions	0.1	3.0
Movements in unrecognized tax benefits	1.0	0.7
Movements in other assets and liabilities	0.3	0.6

Net cash provided by operating activities	103.2	35.1

Cash Flows from Investing Activities

Capital expenditures	(22.6)	(20.0)
Business combinations, net of cash acquired	—	(5.4)
Internally developed software	(1.1)	(0.8)

Net cash used in investing activities	(23.7)	(26.2)

Cash Flows from Financing Activities

Net receipt of revolving credit facility	6.5	5.0
Receipt of short-term borrowing	—	0.5
Repayment of term loan	(82.5)	—
Repayment of finance leases	(1.3)	(2.1)
Refinancing costs	(1.3)	—
Dividend paid	(12.2)	(10.7)
Issue of treasury stock	1.2	1.1
Repurchase of common stock	(2.2)	(1.2)

Net cash used in financing activities	(91.8)	(7.4)
Effect of foreign currency exchange rate changes on cash	(0.5)	(0.3)

Net change in cash and cash equivalents	(12.8)	1.2
Cash and cash equivalents at beginning of period	123.1	90.2

Cash and cash equivalents at end of period	$110.3	$91.4

Amortization of deferred finance costs of $0.9 million (2018 - $0.5 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.